The Cash Management Trust of America
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$385,036
Class B	$5,659
Class C	$5,811
Class F-1	$1,397
Class F-2	$0
Total	$397,903
Class 529-A	$8,553
Class 529-B	$264
Class 529-C	$712
Class 529-E	$444
Class 529-F	$417
Class R-1	$782
Class R-2	$14,904
Class R-3	$16,530
Class R-4	$10,065
Class R-5	$6,825
Total	$59,496

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.0276
Class B	$0.0196
Class C	$0.0183
Class F-1	$0.0254
Class F-2	$0.0003
Class 529-A	$0.0262
Class 529-B	$0.0183
Class 529-C	$0.0172
Class 529-E	$0.0222
Class 529-F	$0.0273
Class R-1	$0.0180
Class R-2	$0.0177
Class R-3	$0.0224
Class R-4	$0.0255
Class R-5	$0.0285

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	16,043,712
Class B	549,249
Class C	692,752
Class F-1	121,971
Class F-2	591
Total	17,408,275
Class 529-A	429,557
Class 529-B	26,595
Class 529-C	81,799
Class 529-E	26,394
Class 529-F	24,509
Class R-1	62,843
Class R-2	1,055,126
Class R-3	963,892
Class R-4	494,870
Class R-5	338,941
Total	3,504,526

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$1.00
Class B	$1.00
Class C	$1.00
Class F-1	$1.00
Class F-2	$1.00
Class 529-A	$1.00
Class 529-B	$1.00
Class 529-C	$1.00
Class 529-E	$1.00
Class 529-F	$1.00
Class R-1	$1.00
Class R-2	$1.00
Class R-3	$1.00
Class R-4	$1.00
Class R-5	$1.00